Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

Synalloy Updates Full Year 2018 Guidance

Richmond, Virginia, April 10, 2018...Synalloy Corporation (Nasdaq: SYNL), today announced improved guidance for full year 2018 results, with expected net sales of between $240 and $245 million and net income of between $13.6 and $15.2 million, compared to previous guidance for net sales of $231 million and for net income of $8.0 million, respectively. The updated guidance equates to a projected Adjusted EBITDA of between $28 and $30 million. A reconciliation of net income to Adjusted EBITDA is provided as an exhibit to the release.
The improvement in expected results is driven by three factors:

•
Improved sales volume strength in the Metals Segment. Unaudited sales of stainless steel pipe and tubing and seamless carbon pipe and tubing have shown tremendous growth during the first quarter 2018, showing year over year gains of approximately 30% and 47%, respectively. Order backlogs have increased to almost six months, providing confidence in the durability of current activity levels through 2018.

•	Higher than previously anticipated sales mix of special alloy and carbon steel products combine to support higher improved projected product margins.

•	Rising nickel and alloy pricing is generating substantial improvement in projected conversion margins for the year.

Outlook
We are very optimistic that our 2018 financial results will achieve the revised guidance targets. Our primary end markets continue to point toward increasing demand and improving prices. The recent actions against dumping of imported stainless steel pipe and tube are already resulting in improved market dynamics for this critical product line. The Specialty Chemicals Segment performed well in the first quarter 2018, generating unaudited sales approximating plan, and slightly ahead of 2017. Excluding contributions from any acquisitions, our current forecast for 2018 calls for between a 19% to 22% increase in revenue and between a 124% and 140% increase in Adjusted EBITDA. The Company’s balance sheet is in excellent shape and we have ample borrowing capacity to meet our needs going forward.

Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Exhibit 99

Forward-Looking Statements
This news release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial information contained in this news release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income.
Management believes that non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

Exhibit 99

Reconciliation of Forecasted 2018 Net Income
from Continuing Operations to Adjusted EBITDA

	2018 Updated Forecast
(unaudited)	Low End	High End
Consolidated
Net income from continuing operations	$13,618,000	$15,206,000
Adjustments:
Interest expense	989,000	980,000
Income taxes	3,686,000	4,108,000
Depreciation	6,110,000	6,110,000
Amortization	2,313,000	2,313,000
EBITDA	26,716,000	28,717,000

Earn-out adjustments	205,000	205,000
Stock option / grant costs	780,000	780,000
Straight line lease cost - sale-leaseback	360,000	360,000
Sale-leaseback gain	(335,000)	(335,000)
Retention expense	112,000	112,000
Adjusted EBITDA	$27,838,000	$29,839,000